Exhibit 99.1

EPL Completes Sale of Non-Operated Assets

New Orleans, Louisiana, April 2, 2013…EPL Oil & Gas, Inc. (EPL or the Company) (NYSE:EPL) today announced the closing of the transaction to sell certain non-operated assets for $51.5 million in cash and the buyer’s assumption of liabilities currently recorded on EPL’s balance sheet of $10.8 million, resulting in total consideration of $62.3 million.

Highlights

•	Sale of non-operated assets in Bay Marchand (BM) field for total consideration of $62.3 million with EPL retaining its deep rights: $156,000 per flowing barrel, $39/Boe 1P reserves
•	Post close liquidity, in the form of cash plus undrawn revolver availability, of approximately $290 million

Sale of Non-Operated BM Asset

EPL has closed on its previously announced sale of certain shallow water Gulf of Mexico (GOM) shelf oil and natural gas interests located within the non-operated BM field area to the well-established property operator for $51.5 million in cash and the buyer’s assumption of liabilities currently recorded on EPL’s balance sheet of $10.8 million, resulting in total consideration of $62.3 million, subject to customary adjustments to reflect the January 1, 2013 economic effective date. Estimated proved reserves as of the January 1, 2013 economic effective date totaled approximately 1.6 million Boe, 90% of which are oil. The total proved divestiture PV-10 value is estimated at $53 million using the estimated proved reserves and strip pricing as of year-end 2012 (see discussion of PV-10 in appendix).

Post-close of the sale, EPL’s liquidity, in the form of cash plus undrawn revolver availability, is approximately $290 million.

Gary C. Hanna, EPL’s President and CEO, stated, "From time to time, we may decide to divest of certain assets that do not meet our capital expenditure risk, rate of return, operational control or other criteria in an effort to high-grade our overall portfolio of assets. This non-strategic asset sale gives us an immediate increase in liquidity and capital available for future investment deployment towards an acquisition or projects with operational control and higher returns. The sale also preserves our deep rights within the BM area.”

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas.  The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana.  For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL.  Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements.  We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.  Among other items, such factors might include: hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates, particularly with respect to internal estimates that are not prepared by independent reserve engineers; unanticipated recovery or production problems; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with properties acquired in acquisitions; integration of acquired assets; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/)

Appendix

PV-10 Definition and Discussion

PV-10 may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. Because the standardized measure is dependent on the unique tax situation of each company, our calculation may not be comparable to those of our competitors. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

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